Exhibit 15 (f)
Consent of Samil PricewaterhouseCoopers
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-65972, No. 33-80027, No. 333-91287, No. 333-70215, No. 333-91289, No. 333-39204, No. 333-75542, No. 333-87852, No. 333-119375, No. 333-125280 and No. 333-104104) and in the Registration Statements on Form F-3 (No. 333-04582 and 333-90686) of Koninklijke Philips Electronics N.V. of our report dated January 20, 2006, relating to the consolidated financial statements of LG.Philips LCD Co., Ltd. and its subsidiaries, which appears in the Form 20-F/A of Koninklijke Philips Electronics N.V.
/s/ Samil PricewaterhouseCoopers
Seoul, Korea
June 28, 2006